Exhibit 99.1

July 6, 2004

CALIFORNIA STEEL INDUSTRIES, INC. ANNOUNCES

APPOINTMENT OF VICENTE WRIGHT AS

CHAIRMAN OF BOARD OF DIRECTORS

FONTANA, CA – July 6, 2004 – California Steel Industries, Inc. (“California Steel” or “the Company”) announced today that Companhia Vale do Rio Doce (“CVRD”) has appointed Mr. Vicente Wright to assume the position of Chairman of the Board of Directors of the Company, effective July 1, 2004.

The appointment is in accordance with the policy of periodically rotating senior management positions between representatives of the Company’s shareholders, JFE Steel Corporation and Companhia Vale do Rio Doce.

Mr. Wright has served as President and Chief Executive Officer since February 2003, and was previously Chief Financial Officer of the Company since 1998. Prior to his assignment to California Steel, Mr. Wright was employed by CVRD, where he held various executive positions as well as serving as a board member of several steel and ferroalloy organizations in Brazil and overseas.

Said Mr. Wright, “I am pleased with this new assignment, as it brings continuity to the Company, and that I am able to work with the California Steel team, who are the key reason for the success of this Company.”

Mr. Wright added, “I appreciate the support that I received during the past several years at California Steel from our employees, shareholders, customers and investors.”

As previously announced, Mr. Wright is succeeded as President and Chief Executive Officer by Mr. Masakazu Kurushima, also effective July 1, 2004. Mr. Kurushima most recently was President of JFE Steel America, Inc. Prior to his appointment to JFE Steel America, he was Staff General Manager of the Export Department of JFE Steel Corporation, Tokyo. He joined Kawasaki Steel Corporation in 1972, after graduating from Waseda University, Japan, with a degree in Economics.

“I look forward to working with Mr. Wright, the Board of Directors and the employees of California Steel,” said Mr. Kurushima. “This Company has almost twenty years of positive growth and achievement and we will work together to continue that enviable record.”

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, galvanized coil and sheet and electric resistant weld pipe. The Company began operations in 1984, and is owned 50% by JFE Steel USA, Inc., a subsidiary of JFE Steel Corporation of Japan, and 50% by Rio Doce Limited, a subsidiary of CVRD, Brazil. More information may be found at the Company’s website at www.californiasteel.com.

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports filed with the Securities and Exchange Commission.